EXHIBIT 4.1

FORM OF SUBORDINATED NOTE

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO CINEDIGM CORP. THE TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THIS NOTE.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), DATED AS OF OCTOBER __, 2013 AMONG CINEDIGM CORP., SOCIÉTÉ GÉNÉRALE, IN ITS CAPACITY AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT FOR THE SENIOR LENDERS  FROM TIME TO TIME PARTY TO THE SENIOR CREDIT AGREEMENT (AS THEREIN DEFINED) (INCLUDING ANY SUCCESSOR ADMINISTRATIVE AGENT AND COLLATERAL AGENT UNDER THE SENIOR CREDIT AGREEMENT),  AND THE OTHER PERSONS SIGNATORIES HERETO AS HOLDERS OF SUBORDINATED NOTES; AND EACH HOLDER OF THIS THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE TERMS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT.

CINEDIGM CORP.

October [__], 2013	$[__________]

Cinedigm Corp., a Delaware corporation (“Payor”), for value received, promises to pay to the order of [_____________] (“Payee”), or its assigns as permitted hereunder, the Principal Amount (as defined below) together with accrued interest thereon, each calculated and payable as and to the extent set forth below in this Note.

This Note is made pursuant to that certain Securities Purchase Agreement, dated as of October 17, 2013, by and between Payor and Payee (the “Purchase Agreement”) and is one of the “Notes” referred to therein.  Payee is receiving this Note pursuant to the Purchase Agreement.  All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement. This Note and all Other Notes (as defined herein) are collectively referred to in this Note as the “Notes”.

1.           Definitions.  As used in this Note, the following terms shall have the meanings set forth below:

(a)           “Bankruptcy Code” means title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, reorganization or similar law for the relief of debtors.

(b)           “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in The City of New York are required or authorized by law to be closed.

(c)           “Holder” means the Payee, as identified in the introduction of this Note, and any permitted subsequent holders of this Note, and Holders means, collectively, the Holder and the holders of the Other Notes.

(d)           “Intercreditor Agreement” means the Intercreditor Agreement dated as of October __, 2013, among the Payor, Société Générale, as Administrative Agent and Collateral Agent for the Lenders under the Senior Credit Agreement, and the Holders, as the same may be modified, amended, extended or renewed from time to time.

(e)           “Junior Creditor” means any Holder, including the Payee.

(f)           “Junior Debt” means the aggregate principal amount of this Note from time to time outstanding and unpaid, together with accrued and unpaid interest thereon and any other amounts of any kind whatsoever from time to time owing under this Note.

(g)           “Obligations” means any and all loans, advances, Indebtedness, liabilities, obligations, covenants or duties of the Payor to a Senior Creditor of any kind or nature arising under the Senior Credit Documents, and any and all extensions and renewals thereof, and modifications and amendments thereto, whether now existing or hereafter arising, whether under any present or future document, agreement or other instrument, and whether or not evidenced by a writing and specifically including but not being limited to, unpaid principal, plus all accrued and unpaid interest thereon (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Payor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), together with all fees, expenses, commissions, charges, penalties and other amounts owing by or chargeable to the Payor under the Senior Credit Documents as and when the same shall become due and payable, whether at maturity, by acceleration or otherwise.

(h)           “Other Notes” means (i) all of the notes issued pursuant to the Purchase Agreement, other than this Note, and (ii) all notes issued in exchange therefor or replacement thereof.

(i)           “Redemption Date” means the date fixed for such redemption of the Notes.

(j)           “Redemption Price” means the price at which the Notes are to be redeemed.

(k)           “Representative” means any agent or representative in respect of any Senior Debt; provided that if, and for so long as, any Senior Debt lacks such representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Debt.

(l)           “Senior Creditor” means, at the time of determination, each and any state or national bank, commercial bank, state or federal credit union, finance company, insurance company, private equity firm, mezzanine lender or other financial institution or Person or any Affiliate of any thereof providing any Indebtedness to the Payor, including without limitation any Lender and any Agent, as such terms are defined in the Credit Agreement dated as of October 17, 2013 among the Payor, as Borrower, the Lenders party thereto and Société Générale, as Administrative Agent and Collateral Agent., as the same may be modified, amended, extended or renewed from time to time (the “Senior Credit Agreement”).  For resolution of doubt, there may be, at any given time, no Senior Creditor, a single Senior Creditor, or multiple Senior Creditors, and each of such Senior Creditors shall have the rights of a Senior Creditor under, and the benefits of, Section 5 and any reference to a Senior Creditor in Section 5 shall mean each and every such  Senior Creditor  (but, if the Holder is required to make a payment to more than one Senior Creditor, it shall make such payment pro rata (based on the principal amount of Senior Debt owed to each such Senior Creditor) to such Senior Creditors or their Representatives.

(m)           “Senior Credit Documents” means the documents evidencing, securing, guaranteeing or otherwise delivered by the Payor to any Senior Creditor in connection with any Senior Debt, and any modification, amendment, extension or renewal thereof, including without limitation the Senior Credit Agreement and the Loan Documents (as defined in the Senior Credit Agreement).

(n)           “Senior Debt” means (i) any Indebtedness of the Payor in favor of a Senior Creditor, including, without limitation, the principal amount of all loans and guarantee obligations from time to time outstanding or owing under the Senior Credit Documents, together with interest thereon (including, without limitation, any interest subsequent to the filing by or against the Payor of any bankruptcy, reorganization or similar proceeding, whether or not such interest would constitute an allowed claim in any such proceeding, calculated at the rate set forth for overdue loans in the Senior Credit Documents) and all out-of-pocket costs or reasonable fees and expenses incurred after the date of filing by or against the Payor of any such bankruptcy, reorganization or similar proceeding and all fees and expenses owing under the Senior Credit Documents and (ii) all other Obligations owing from the Payor to any Senior Creditor under the Senior Credit Documents, including without limitation the Obligations (as defined in the Senior Credit Agreement).

2.           Payment of Principal Amount and Interest.

(a)           Principal Amount.  The principal amount due under the terms of this Note (the “Principal Amount”) is equal to [_______] Dollars ($[_______]).  Subject to the provisions of Section 4 and Section 5 hereof and to the Intercreditor Agreement, the Principal Amount, and any accrued and unpaid interest thereon, shall be payable on October [__], 2018 (the “Maturity Date”).

(b)           Interest.

(i)           Prior to the Maturity Date, and subject to Section 2(b),  interest shall accrue on the outstanding Principal Amount at the rate of nine percent (9%) per annum.  Interest will be computed on the basis of a 365/6-day year and shall be paid for the actual number of days elapsed, and shall be payable quarterly on the last day of each calendar quarter, commencing December 31, 2013, and on the Maturity Date.

(ii)           So long as an Event of Default (as defined herein) has occurred and is continuing without being cured or waived, the Principal Amount shall bear Interest at a rate that is two (2%) percentage points per annum above the Interest Rate set forth in Section 2(b)(i).

3.           Payments.  All payments of principal, interest and any amounts due under this Note shall be paid in lawful money of the United States by inter-bank transfer or wire transfer of immediately available funds to one or more bank accounts in the United States of America designated by the Holder to the Payor in writing.  Any payment hereunder which, but for this Section 3, would be payable on a day that is not a Business Day shall instead be due and payable on the Business Day next following such day for payment.

4.           Events of Default.  Subject to Section 5 and to the Intercreditor Agreement, if any of the following (each, an “Event of Default”) occurs:

(a)           Payor fails to pay any Principal Amount when due hereunder;

(b)           Payor fails to pay any installment of interest when due hereunder and such failure remains uncured for a period of ten (10) Business Days;

(c)           The Payor shall violate Section 7(a);

(d)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Payor under the Bankruptcy Code, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Payor or for a substantial part of the property or assets of Payor or (iii) the winding-up or liquidation of Payor; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(e)           Payor shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (d) of this Section 4, apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Payor or for a substantial part of the property or assets of Payor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

then, and in every such event (other than an event with respect to Payor described in paragraph (d) or (e) of this Section 4, and at any time thereafter during the continuance of such event, and subject to Section 4 hereof), the Holder of this Note may declare the Principal Amount then outstanding, all accrued interest thereon and any unpaid obligations of Payor hereunder to become forthwith due and payable, whereupon the same shall become forthwith due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Payor, anything contained herein notwithstanding; and in any event with respect to Payor described in paragraph (d) or (e) of this Section 4, the Principal Amount then outstanding, all accrued interest thereon and any unpaid obligations of Payor hereunder shall automatically become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Payor, anything contained herein to the contrary notwithstanding.

5.           Subordination.  The Holder, by its acceptance of this Note, agrees (a) to execute, deliver and perform its obligations under the Intercreditor Agreement and (b) that this Note and the Other Notes shall be subject and subordinate to all Senior Debt other than the Obligations (as defined in the Senior Credit Agreement) to the same extent as this Note and the Other Notes are subordinate and subject to such Obligations pursuant to the Intercreditor Agreement, and the terms of such Intercreditor Agreement are deemed to be incorporated herein by reference with respect to all such other Senior Debt.  As an inducement to each Senior Creditor to extend Senior Debt, the Holder agrees that the Junior Debt shall not be secured by any security interest in or other liens on any assets of the Payor. The Payor agrees to provide the Holder with notice of any Event of Default (as defined in the Senior Credit Agreement) under the Senior Credit Agreement.

6.           Optional Redemption. Subject to Section 7(a), on or after the second anniversary of the date of this Note, the Payor may, at its option, exercised by giving notice to the Holder specifying the Redemption Date and the amount of the Principal Amount to be redeemed (which notice shall be given at least three (3) Business Days before the Redemption Date), at any time and from time to time, redeem this Note, in whole or in part, at the following Redemption Prices (expressed as percentages of Principal Amount being redeemed), plus accrued and unpaid interest, if any, to the Redemption Date:

Redemption Date	Redemption Price

On or after the second anniversary, but prior to the third anniversary, of the date of this Note	102%
On or after the third anniversary, but prior to the fourth anniversary, of the date of this Note	101%
On or after the fourth anniversary of the date of this Note	100%

Any payment obligation to the Holder arising under this Section 6 shall be subject to the provisions of Section 5.

7.           Miscellaneous.

(a)           Additional Subordinated Debt. The Payor shall not incur any additional Indebtedness that would rank pari passu with the Junior Debt without the prior written consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed. If for any reason the Holder shall not consent to the incurrence of such additional Indebtedness by the Payor, then notwithstanding anything in this Note to the contrary, the Payor shall have the right, upon not less than three (3) Business Days’ notice to the  Holder, to redeem this Note in whole at a Redemption Price equal to 100% of the then outstanding Principal Amount  plus accrued and unpaid interest, if any, to the Redemption Date.  For the avoidance of doubt, this provision shall not limit the ability of the Payor to incur additional Senior Debt.

(b)           Section Headings.  The section headings contained in this Note are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Note.

(c)           Amendment and Waiver.  No provision of this Note may be amended or modified except by a written instrument signed by each of Payor and the Holder.  No provision of this Note may be waived except by a written instrument signed by the party making such waiver.  The failure of Payor or the Holder to enforce at any time any of the provisions of this Note shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of such party thereafter to enforce each and every such provision of this Note.  No waiver of any breach of, or noncompliance with, this Note shall be held to be a waiver of any other or subsequent breach or noncompliance.

(d)           Successors, Assigns and Transferors.  This Note shall not be assignable or transferable without the prior written consent of the Payor, which shall not be unreasonably withheld, conditioned or delayed, and, in any case, shall not be assigned or transferred in the absence of registration or qualification under the Securities Act of 1933, as amended, and any state securities laws that may be applicable or an exemption therefrom.  Any purported assignment or transfer not made in accordance with this Section 7(d) shall be null and void.  Subject to the foregoing, the rights and obligations of Payor and the Holder under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and the Holder and their respective successors and permitted assigns.

(e)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof that would require the application of the laws of any other jurisdiction.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or in inconvenient venue or forum for such proceeding.  The Payor and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail, first class postage prepaid and return receipt requested, or by U.S. nationally recognized overnight delivery service (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH OF PAYOR AND EACH HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.  If either party shall commence an action, suit or proceeding to enforce any provisions of this Note, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(f)           Lost, Stolen, Destroyed or Mutilated Note.  Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Payor from or on behalf of Holder, and upon surrender or cancellation of this Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at Holder’s expense.

(g)           Usury.  Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable.  If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable.  If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

(h)           Notices.  Any and all notices, requests, consents, or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered by hand or via facsimile prior to 5:30 p.m.  (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered by hand or via facsimile on a day that is not a Business Day or later than 5:30 p.m.  (New York City time) on any Business Day, (iii) the Business Day following the date of sending, if sent by U.S. nationally recognized overnight courier service for next day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if addressed as follows, or to such other address or addresses as may have been furnished in writing by a party to another party pursuant to this paragraph:

if to Payee:

______________________________
______________________________
______________________________
______________________________

if to Payor, to:

Cinedigm Corp.
902 Broadway, 9th Floor
New York, NY 10010
Attention: General Counsel
Facsimile: (212) 206-9001

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attention: Jonathan K. Cooperman, Esq.
Facsimile: (212) 808-7897

(i)           Certain Expenses.  In the event Payor defaults on its obligations under this Note, Payor shall pay to the Holder, upon demand but subject to Section 5 and the Intercreditor Agreement, all reasonable out-of-pocket costs and expenses, including attorneys’ fees, if any, incurred by the Holder in enforcing its rights hereunder.

(j)           Severability.  If any provision of this Note is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(k)           Rights of Third Parties.  Nothing expressed or implied in this Note is intended or shall be construed to confer upon or give any Person, other than the parties hereto, the Senior Creditors and their permitted successors and assigns, any right or remedies under or by reason of this Note.

(j)           Entire Agreement.  This Note, together with the Purchase Agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

(k)           Construction.  Payor and the Holder agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Note and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the this Note or any modifications, amendments, extensions or renewals hereto or hereof.

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IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date first written above.

CINEDIGM CORP.
By:
Name:
Title:

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